Exhibit 99.1

Hydrofarm Holdings Group Announces Third Quarter 2025 Results
Announces CEO Transition
Shoemakersville, PA — November 12, 2025 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its third quarter ended September 30, 2025.
Comparison of Third Quarter vs. Prior Year Period:
•Net sales decreased to $29.4 million compared to $44.0 million.
•Gross Profit Margin decreased to 11.6% of net sales compared to 19.4%.
•Adjusted Gross Profit Margin(1) decreased to 18.8% of net sales compared to 24.3%.
•SG&A expense and Adjusted SG&A(1) expense decreased by 6.8% and 7.4%, respectively.
•Net loss increased to $16.4 million compared to $13.1 million.
•Adjusted EBITDA(1) of $(4.4) million compared to less than $0.1 million.
•Cash used in operating activities and Free Cash Flow(1) improved $4.4 million and $5.1 million, respectively.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.
John Lindeman, Chief Executive Officer of Hydrofarm, said, "In the third quarter we achieved our best quarterly proprietary brand sales mix of 2025, consistent with our strategy of focusing sales efforts on our higher-margin products. This performance was aided both by heightened investments in certain proprietary products and the previously announced restructuring of our product portfolio. Despite this sales mix improvement, lower manufacturing production volumes hindered our Adjusted Gross Profit Margin in the quarter. To address this issue, we are taking actions to consolidate our two remaining U.S. manufacturing facilities, an activity expected to be completed over the next few quarters, which should generate an estimated $2 million in annual cost savings incremental to the $3 million originally announced last quarter. In addition, we have line of sight and are taking action against further estimated annual cost savings of $4 million. During the quarter, we delivered 7.4% of Adjusted SG&A expense savings, representing our 13th consecutive quarter of meaningful year-over-year expense reductions and continuing our strong track record of disciplined cost management. We are on track with the restructuring plan announced last quarter, demonstrated by the significant inventory and SKU reductions we completed in the third quarter of this year. We also generated a significant $5.1 million year-over-year improvement in free cash flow in the third quarter while continuing to execute on our strategic roadmap and position the business to better drive high quality revenue streams, improved profitability, and strengthen our financial position. We are focused on what we can control and will remain disciplined in our cost-management as we aim to improve our proprietary brand performance and enhance long-term value for our stockholders."
CEO Transition
Effective December 1, 2025, Bill Toler, Executive Chairman of the Board, is resuming the position of Chief Executive Officer of Hydrofarm. Mr. Lindeman will remain with the Company through December 1, 2025, to ensure a smooth transition. Mr. Toler has served as Hydrofarm’s Chairman of the Board of Directors since January 1, 2019, and previously served as the Company’s Chief Executive Officer from January 1, 2019 until January 1, 2025. Mr. Toler will continue to serve on the Board in the role of Chairman.

Exhibit 99.1
“I want to thank John for his dedicated leadership and valuable contributions to Hydrofarm,” said Mr. Toler. “We wish him well in his future endeavors. I am excited to return to the CEO role and remain fully committed to Hydrofarm’s success and restoring the company to profitability, building on the significant progress we’ve made.”
Third Quarter 2025 Financial Results
Net sales decreased 33.3% to $29.4 million compared to $44.0 million in the prior year period. This was due to a 32.2% decline in volume/mix of products sold primarily related to industry oversupply and a 1.1% decrease in price.
Gross Profit decreased to $3.4 million, or 11.6% of net sales, compared to $8.5 million, or 19.4% of net sales, in the prior year period. Adjusted Gross Profit(1) decreased to $5.5 million, or 18.8% of net sales, compared to $10.7 million, or 24.3% of net sales, in the prior year period. The decreases in Gross Profit, Adjusted Gross Profit(1), Gross Profit Margin, and Adjusted Gross Profit Margin(1) were primarily due to lower net sales and lower manufacturing production volumes.
Selling, general and administrative (“SG&A”) expense improved to $16.4 million, compared to $17.6 million in the prior year period, and Adjusted SG&A(1) expense improved to $9.9 million compared to $10.7 million in the prior year period. The reductions were mainly due to decreases in compensation costs from lower headcount and performance bonus, and facility costs, primarily driven by the Company's restructuring actions and related cost-saving initiatives.
Net loss was $16.4 million, or $(3.51) per diluted share, compared to net loss of $13.1 million, or $(2.86) per diluted share in the prior year period. Net loss was negatively impacted by lower net sales and gross profit, partially offset by current year SG&A expense reductions.
Adjusted EBITDA(1) decreased to $(4.4) million, compared to less than $0.1 million in the prior year period. The reduction was related to lower net sales and lower Adjusted Gross Profit Margin(1), partially offset by Adjusted SG&A(1) expense reductions.

Balance Sheet, Liquidity and Cash Flow
As of September 30, 2025, the Company had $10.7 million in cash and approximately $4 million of available borrowing capacity on its Revolving Credit Facility. The Company ended the third quarter with $114.5 million in principal balance outstanding on its Term Loan, $8.0 million in finance leases, and $0.1 million in other debt outstanding. During 2025 and 2024, the Company maintained a zero balance on its Revolving Credit Facility. As of September 30, 2025, the Company was in compliance with debt covenants under its Revolving Credit Facility and Term Loan.
Cash used in operating activities was less than $0.1 million and the Company invested $0.2 million in capital expenditures, yielding Free Cash Flow(1) of $(0.2) million during the three months ended September 30, 2025. Free Cash Flow(1) improved $5.1 million compared to the prior year third quarter due to working capital benefits including from a reduction in inventory.
Full Year 2025 Expectations
The Company is updating the following expectation for fiscal year 2025:
•Adjusted Gross Profit Margin(1) of approximately 20% for 2025, resulting primarily from an expectation of (i) a higher proprietary brand sales mix in the second half of 2025 compared to the first half, (ii) continued benefit from cost savings associated with prior year restructuring and related productivity initiatives, (iii) incremental cost savings expected from the new restructuring plan and related cost savings initiatives, and (iv) minimal non-restructuring inventory reserves or related charges.

Exhibit 99.1
The Company is reaffirming the following expectations for fiscal year 2025:
•Reduced year-over-year Adjusted SG&A(1) expense, consistent with previous expectations, resulting from a full year benefit of reductions completed in 2024 as well as incremental expense savings expected in the second half of 2025 related to the new restructuring and cost savings initiatives, including compensation savings, and further reductions in professional and outside service fees, facilities and insurance expense.
•Reduction in inventory and positive free cash flow for the final nine months of 2025, consistent with previous expectations.
•High tariffs on imported products from China or other countries, or new tariffs from other countries, could impact the cost of certain products and may negatively impact the Company's financial performance.
•Capital expenditures of less than $2 million for full year 2025, consistent with previous expectations.
Hydrofarm remains committed to its strategic priorities: drive diverse high-quality revenue streams, improve profit margins and strengthen financial position.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.
Prepared Remarks and Presentation
Prepared remarks from management regarding quarterly performance and other business matters, and an earnings presentation for reference, have been made available on the Company’s investor relations website at https://investors.hydrofarm.com/.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, grow media and nutrients, as well as a broad portfolio of innovative proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which the Company operates has been substantially adversely impacted by conditions of the agricultural and cannabis industries, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, has materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, the Company could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, the Company may face liquidity challenges; The Company’s Revolving Credit Facility and future debt facilities may limit the operation of the Company’s business including restricting its ability to sell products directly to the cannabis industry; Although equity financing may be

Exhibit 99.1
available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; Increased prices and inflation could adversely impact the Company's performance and financial results; Global political and economic conditions including the imposition of potential tariffs could increase the costs of the Company's products and adversely impact the competitiveness of the Company's products and the Company's financial results; The Company may be unable to meet the continued listing standards of Nasdaq; The Company's ability to effectively transition the Chief Executive Officer role and facilitate the continued succession of the Company's leadership; The Company's restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions which may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices, climate change, and other factors impacting growers; Compliance with government laws and regulations including environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments except as otherwise required by law.
Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Exhibit 99.1
Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net sales	$29,350	$44,009	$109,129	$152,974
Cost of goods sold	25,941	35,490	96,049	122,679
Gross profit	3,409	8,519	13,080	30,295
Operating expenses:
Selling, general and administrative	16,365	17,556	50,368	55,836
Loss on asset disposition	—	—	—	11,520
Loss from operations	(12,956)	(9,037)	(37,288)	(37,061)
Interest expense	(3,331)	(3,910)	(10,099)	(11,652)
Other income (expense), net	22	80	(140)	374
Loss before tax	(16,265)	(12,867)	(47,527)	(48,339)
Income tax expense	(125)	(279)	(109)	(865)
Net loss	$(16,390)	$(13,146)	$(47,636)	$(49,204)

Net loss per share(1):
Basic	$(3.51)	$(2.86)	$(10.26)	$(10.71)
Diluted	$(3.51)	$(2.86)	$(10.26)	$(10.71)
Weighted-average shares of common stock outstanding(1):
Basic	4,663,422	4,603,306	4,641,522	4,594,116
Diluted	4,663,422	4,603,306	4,641,522	4,594,116
(1) Net loss per share and Weighted-average shares of common stock outstanding amounts have been adjusted to give retroactive effect to the 1-for-10 reverse stock split effected on February 12, 2025.

Exhibit 99.1
Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$10,652	$26,111
Accounts receivable, net	10,008	14,756
Inventories	38,338	50,633
Prepaid expenses and other current assets	3,628	3,712
Total current assets	62,626	95,212
Property, plant and equipment, net	34,751	37,545
Operating lease right-of-use assets	39,553	42,869
Intangible assets, net	231,196	249,002
Other assets	1,556	1,476
Total assets	$369,682	$426,104
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,806	$12,279
Accrued expenses and other current liabilities	7,555	10,647
Deferred revenue	2,608	2,611
Current portion of operating lease liabilities	7,676	7,731
Current portion of finance lease liabilities	459	459
Current portion of long-term debt	40	1,260
Total current liabilities	30,144	34,987
Long-term operating lease liabilities	34,508	37,553
Long-term finance lease liabilities	7,493	7,830
Long-term debt	111,740	114,693
Deferred tax liabilities	2,952	3,047
Other long-term liabilities	4,563	4,272
Total liabilities	191,400	202,382
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 4,667,004 and 4,614,279 shares issued and outstanding at September 30, 2025, and December 31, 2024, respectively)(1)	—	—
Additional paid-in capital	791,012	790,094
Accumulated other comprehensive loss	(7,633)	(8,911)
Accumulated deficit	(605,097)	(557,461)
Total stockholders’ equity	178,282	223,722
Total liabilities and stockholders’ equity	$369,682	$426,104
(1) Shares issued and outstanding have been adjusted to give retroactive effect to the 1-for-10 reverse stock split effected on February 12, 2025.

Exhibit 99.1

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$3,409	$8,519	$13,080	$30,295
Depreciation, depletion and amortization	1,346	1,603	4,075	4,860
Restructuring expenses[1]	753	577	4,416	1,558
Adjusted Gross Profit (Non-GAAP)	$5,508	$10,699	$21,571	$36,713

As a percent of net sales:
Gross Profit Margin (GAAP)	11.6%	19.4%	12.0%	19.8%
Adjusted Gross Profit Margin (Non-GAAP)	18.8%	24.3%	19.8%	24.0%

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$16,365	$17,556	$50,368	$55,836
Depreciation, depletion and amortization	5,990	6,060	17,982	18,464
Restructuring expenses[1]	142	79	162	163
Severance and other[2]	130	69	359	264
Stock-based compensation[3]	207	669	971	2,306
Acquisition and integration expenses[4]	10	—	225	—
Adjusted SG&A (Non-GAAP)	$9,886	$10,679	$30,669	$34,639

As a percent of net sales:
SG&A (GAAP)	55.8%	39.9%	46.2%	36.5%
Adjusted SG&A (Non-GAAP)	33.7%	24.3%	28.1%	22.6%

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(16,390)	$(13,146)	$(47,636)	$(49,204)
Interest expense	3,331	3,910	10,099	11,652
Income tax expense	125	279	109	865
Depreciation, depletion and amortization	7,336	7,663	22,057	23,324
Restructuring expenses[1]	895	656	4,578	1,721
Severance and other[2]	130	69	359	264
Stock-based compensation[3]	207	669	971	2,306
Acquisition and integration expenses[4]	10	—	225	—
Other expense (income), net[5]	(22)	(80)	140	(374)
Loss on asset disposition[6]	—	—	—	11,520
Adjusted EBITDA (Non-GAAP)	$(4,378)	$20	$(9,098)	$2,074

As a percent of net sales:
Net loss (GAAP)	(55.8)%	(29.9)%	(43.7)%	(32.2)%
Adjusted EBITDA (Non-GAAP)	(14.9)%	0.0%	(8.3)%	1.4%

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Reconciliation of Free Cash Flow:
Net cash used in operating activities (GAAP):	$(37)	$(4,467)	$(10,084)	$(2,980)
Capital expenditures of Property, plant and equipment (GAAP)	(170)	(812)	(695)	(2,622)
Free Cash Flow (Non-GAAP):	$(207)	$(5,279)	$(10,779)	$(5,602)
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three and nine months ended September 30, 2025, Restructuring expenses primarily related to non-cash inventory markdowns, and cash charges incurred to relocate and terminate certain facilities. For the three and nine months ended September 30, 2024, Restructuring expenses related primarily to manufacturing facility consolidations, and the charges incurred to relocate and terminate certain facilities.
2.For the three months ended September 30, 2025, Severance and other charges was primarily comprised of certain legal charges. For the nine months ended September 30, 2025, Severance and other charges also included legal costs related to the 1-for-10 reverse stock split effected on February 12, 2025. For the nine months ended September 30, 2024, Severance and other charges primarily related to estimated legal costs related to certain litigation and severance charges.
3.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented..
4.For the three and nine months ended September 30, 2025, Acquisition and integration expenses includes consulting, transaction services and legal fees for potential acquisitions, divestitures, or strategic combinations.
5.For the nine months ended September 30, 2025, Other expense (income), net related primarily to a loss on debt extinguishment recorded in conjunction with the Term Loan prepayment.
6.Loss on asset disposition for the nine months ended September 30, 2024, relates to the loss on the sale of assets relating to the production of Innovative Growers Equipment durable equipment products (the "IGE Asset Sale").

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.
We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, impairments, severance, loss on asset disposition, other income/expense, net, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as Adjusted EBITDA (as defined above) divided by net sales in the respective period.
We define Adjusted Gross Profit (non-GAAP) as Gross Profit (GAAP) excluding depreciation, depletion, and amortization, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs, which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales in the respective period.
We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities or investing activities.
We define Liquidity as total cash, cash equivalents and restricted cash, if applicable, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities and other debt, less cash, cash equivalents and restricted cash, if applicable.